Exhibit 99.1

Commonwealth Biotechnologies, Inc. Announces Agreement to

Acquire GL Biochem (Shanghai) Ltd

Transformative transaction to create the global market leader in the development and supply of research-grade custom peptides

RICHMOND, VIRGINIA (June 8, 2009) – Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market: CBTE) is pleased to announce that it has executed an agreement to acquire all of the outstanding shares of GL Biochem (Shanghai) Ltd (“GL Biochem”), a privately owned Shanghai-based chemical company and the largest supplier of research-grade peptide products and peptide reagents globally. Over the past 5 years, GL Biochem and related businesses have demonstrated compound annual revenue growth of over 40%. Based on the results of an independent financial due diligence report, they reported 2008 revenues of over $13 million and net income after tax of approximately $2 million. The proposed transaction would be a transformative deal for CBI, providing it with a strong balance sheet, significant free cash flows and propelling it into a position of dominance in the research-grade custom peptide market.

This transaction is subject to the completion of PCAOB-qualified audits of GL Biochem and the approval of CBI shareholders and lenders. The transaction will involve the issuance 6.56 million fully paid ordinary CBI shares to the shareholders of GL Biochem, representing 51% of CBI’s outstanding share capital. As part of the transaction, GL Biochem will grant CBI an unencumbered option to purchase all the issued capital of three related businesses, namely GL Biochem (Danyang) Ltd, GL Peptide (Shanghai) Ltd and GL Peptide (Binhai) Ltd (collectively, the “Associated Companies”) within twelve months of the closing of the transaction (the “Option”). The purchase price of the Option will range between 8.14 million shares and 18.64 million CBI shares, based on the forthcoming 2008 audited after-tax profit results of GL Biochem and Associated Companies.

According to Dr. Bill Guo, Chairman and CEO of CBI, “The transaction has the potential to generate enormous value for CBI shareholders. GL Biochem has demonstrated outstanding revenue and income growth over the last ten years and is now the clear global leader in the research-grade peptide market.” Dr. Guo added that, “GL Biochem brings to CBI an outstanding debt-free balance sheet, significant free cash flows, clear synergies with CBI’s existing peptide business unit (Mimotopes) and its existing Chinese operations through Venturepharm (Asia), and provides for significant continued growth opportunities in the rapidly expanding peptide outsourcing market.”

Dr. Paul D’Sylva, Director of CBI and Chairman of Mimotopes said that “Peptides make up only a small proportion of the pharmaceutical products on the market today but represent one of the fastest growing classes of new drugs because of their high activity and specificity, low toxicity and high degree of potential chemical diversity. The market for peptide drugs is now growing at a compound annual rate of 7.5% and is estimated to be worth in excess of US$13.4b by 2010. The increased interest in peptides as therapeutics has triggered a boom in the outsourcing of peptide reagents and custom peptide synthesis, core business areas for both GL Biochem and Mimotopes. The proposed transaction with GL Biochem would make CBI the largest global player in the non-GMP segment of this market and provide it with a strong foothold and significant growth potential in the complementary segments of GMP peptides, custom antibodies and specialty amino acids.”

Dr. Hongyan Xu, CEO and President of GL Biochem said, “We are very excited about the potential of combining GL Biochem and CBI, particularly because it strengthens an already significant ongoing relationship between Mimotopes and our company. We believe that the addition of talented new staff, our complimentary commercial relationships and our respective global sales and marketing strategies will mean that the CBI group’s position as leader in the research-grade custom peptide market is assured.”

Dr. Richard Freer, CBI’s COO said that, “This transaction delivers three significant benefits to CBI and its shareholders: it is earnings accretive upon completion, which will add significant value to the Company; it strengthens CBI’s China-strategy by combining it with the largest peptide contract research business in China; and it propels CBI to a globally dominant position in the peptide market with three leading peptide assets and partnerships through Mimotopes Pty Ltd, GL Biochem (Shanghai) and Genzyme Pharmaceuticals.”

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

About GL Biochem (Shanghai) Ltd

GL Biochem (Shanghai) Ltd is an international leader in the research, development, manufacture and marketing of diverse biochemical and fine chemicals, with a particular strength in peptides, peptide reagents and related products. With over 800 highly-trained staff and state-of-the-art facilities, GL Biochem is now the largest manufacturer of research-grade peptides and peptide reagents globally. For more information visit www.glschina.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, CBI cannot guaranty that:

•	the transaction referenced herein will close;

•	the combined companies will perform as anticipated on an ongoing basis;

•	that CBI’s shareholders and lenders will approve this transaction; and

•	that the market for peptide drugs will continue to grow as referenced herein.

Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Further, all forward-looking statements included in this press release are based upon information available to CBI as of the date hereof. CBI assumes no obligation to update any such forward-looking statements.

Commonwealth Biotechnologies, Inc. (CBI)

Dr. Paul D’Sylva

Phone: +61 449 254 968